SCHEDULE DEF A14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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Q: What do the proposals for my portfolio mean?
A: Here is what a FOR vote means for each of the proposals being considered. Your Safeco Mutual Fund Board of Trustees recommends that you vote for these proposals.

Proposal 1:
Approval of an Agreement and Plan of Reorganization between your Safeco portfolio and Pioneer. Your Safeco portfolio will transfer all of its assets to an investment company (each a "Pioneer portfolio") managed by Pioneer Investment Management, Inc. (Pioneer) in exchange for Class I shares of the Pioneer portfolio. Following the reorganization, your Safeco portfolio will then be dissolved. As a result of the reorganization, you will become shareholders of the Pioneer portfolio. The Pioneer portfolio will also assume your Pioneer portfolio's liabilities that are included in the calculation of your Pioneer portfolio's net assets at the closing.

Proposal 2:
Approval of an interim investment advisory agreement between your Safeco portfolio and Pioneer. Pioneer has provided advisory services for your Safeco portfolios pursuant to this agreement since August 2, 2004, when the advisory agreement between your Safeco portfolio and Safeco Asset Management Company
(SAM) terminated. Shareholders must approve any new investment adviser to a Safeco portfolio. However, securities regulations permits your trustees to appoint an adviser on an interim basis without prior shareholder approval if the new adviser agrees to provide such services on the same terms as the previous adviser and approval of the new adviser is submitted to shareholders within 150 days.


Q: Why are the Trustees recommending these changes?
A: SAM, the investment adviser to each of the portfolios until August 1, 2004, was acquired by Symetra. Symetra informed the Board that it was not interested in continuing to provide investment advisor services to the Safeco portfolios. Therefore, a change in your Safeco portfolio's investment advisor was necessary. The Trustees believe that reorganizing your Safeco portfolio into a portfolio with substantially similar investment objective and policies that is part of the Pioneer family of funds offers you potential benefits. These potential benefits and considerations include:

     o The track record of Pioneer in managing the Pioneer portfolios as compared to the historical performance of the Safeco portfolios;


     o The resources of Pioneer, including its infrastructure in shareholder services;

     o The opportunity to be part of a significantly larger family of funds, with additional product offerings and enhanced shareholder servicing options; and

     o Pioneer's commitment until the second anniversary of the closing date of the Reorganizations to limit the ordinary operating expenses of the Class I shares of each Pioneer portfolio.
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Q: Is there any part of these proposals that is not to my advantage?
A. While the Pioneer cap on ordinary operating expenses for two years essentially combines the existing voluntary fee waiver and the existing contractual cap on advisory fees, the existing cap on advisory fees is through 2009. No portion of expense caps would be guaranteed beyond two years after the reorganizations.

Q: Who makes the final decisions about these proposals?
A: Shareholders must make the final decision, either by attending the meeting and voting in person or by voting by proxy.

Q: When and where will the shareholder meeting take place?
A: The meeting is scheduled for December 8, 2004 at 2 pm, at the offices of Safeco Mutual Funds, King Auditorium, 4854 154th Place NE, Redmond, WA 98052.

Q: What happens if the reorganization is not approved?
A: If the reorganization is not approved, the Board for that Safeco portfolio will consider what alternative action to take. Such action could include the liquidation of the portfolio.

Q: How can I cast my vote on these proposals if I am unable to attend the meeting?
A: You can vote by mail. Simply complete and sign the proxy card(s) and mail it in the postage-paid envelope provided in time to be received prior to December 8, 2004. You will receive one proxy card for each portfolio in which you are invested. Regardless of how you vote, please vote all proxy cards.